COMMUNICATION FOR BROKER DEALERS AND FINANCIAL ADVISORS

WHO ARE AFFILIATED WITH BUSINESS DEVELOPMENT CORPORATION OF AMERICA, INC. SELLING GROUP MEMBERS

NOT FOR FURTHER DISTRIBUTION

We are pleased to provide you with information regarding the upcoming close of the Business Development Corporation of America ("BDCA") public non-listed follow-on offering. This offering will close to new investments upon the earlier of:

A) Selling 101,100,000 shares (or $1.13 billion in equity based on the current public offering price of $11.20 per share);

OR

B) April 30, 2015

Through December 31, 2014, approximately 22.1 million shares have been sold ($247.5 million of the $1.13 billion of shares registered).

In order to allow for associated processing time needed, the transfer agent for BDCA will accept BDCA subscriptions in good order dated on or before April 30, 2015 and received no later than June 30, 2015. Funding for submitted subscriptions must also be received on or before June 30, 2015.

We will provide periodic updates to this information over the remaining offering period.

Also provided for your reference is a link to the supplement dated January 5, 2015 to the BDCA prospectus dated July 1, 2014.   [Link to Supplement]

Please call us at 877-373-2522 with any questions on this information.

Sincerely,

Louisa

Louisa Quarto

President

Realty Capital Securities

Not For Further Distribution

Please do not forward this electronic communication.

Copyright (C) 2015 Realty Capital Securities, LLC All rights reserved.

Realty Capital Securities, LLC (Member FINRA/SIPC) is the dealer manager for Business Development Corporation of America, Inc. This is neither an offer to sell or a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus.

One Beacon Street, 14th Floor, Boston, MA 02108 | T: 877-373-2522